Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

Media Contact:  Fran Brennen, Senior Director of Marcom, 516-667-0200 x1222

VEECO REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

WOODBURY, NY, April 25, 2006 — Veeco Instruments Inc. (Nasdaq: VECO), today announced its financial results for the first quarter ended March 31, 2006. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain items.

First Quarter 2006 Highlights

•	Revenue was $93.9 million, flat compared with the first quarter of 2005 and in-line with guidance of $90-95 million.
•	Bookings were $126.7 million, up 28% from the first quarter of 2005 and above Veeco’s guidance of $110-115 million.
•	Gross margin was 44.5%, up 4.5 percentage points compared to the first quarter of 2005;
•	First quarter earnings before interest, taxes and amortization, excluding certain items (EBITA), was $5.7 million, up 115% from the first quarter of 2005.
•	Net loss was ($0.2) million, or ($0.01) per share (GAAP) compared to a loss of ($4.7) million, or ($0.16) per share last year, above guidance of ($0.08) to ($0.03) loss per share.
•	Earnings per share excluding certain items was $0.09 compared to $0.01 last year, and above guidance of $0.05 to $0.08.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report solid first quarter Veeco performance. Our revenues for the first quarter were in line with guidance, while orders, gross margins, and EBITA were all up significantly compared to the prior year and guidance. The Company is also pleased that our cash generation enabled us to retire $20 million of our convertible debt while maintaining a cash balance of $113.5 million.”

“First quarter orders increased to $126.7 million, up 28% from the first quarter of 2005, and up 23% sequentially from the fourth quarter of 2005,” added Mr. Braun. “Strong orders were driven by double digit market growth in data storage and in high brightness light emitting diode (HB-LED)/wireless. Veeco’s data storage orders were a record $70.4 million, up 55% from the prior year, and HB-LED/wireless orders were $24.3 million, up 74% from the prior year, reflecting market growth in embedded storage in consumer electronics, investment in perpendicular recording, and the beginning of HB-LED backlighting of flat panel TVs. We see continued market acceptance for new Veeco products in our Process Equipment and Metrology segments.”

First Quarter 2006 Summary

Veeco’s revenues for the first quarter of 2006 and 2005 were $93.9 million. First quarter 2006 operating income was $1.6 million, compared with an operating loss of ($1.9) million in the first quarter of 2005. Veeco’s first quarter 2006 EBITA was $5.7 million compared to $2.6 million in the first quarter of last year. First quarter net loss was ($0.2) million, or ($0.01) per share, compared to a loss of ($4.7) million, or ($0.16) per share in the first quarter of 2005. Excluding amortization in both periods and a $0.3 million gain on extinguishment of debt in 2006, first quarter 2006 earnings were $0.09 per share compared to earnings per share of $0.01 in 2005. Stock option expense is included in these amounts as required by SFAS 123R. Details of revenues and bookings appear in the following tables. Veeco’s first quarter book-to-bill ratio was 1.35 to 1.00.

Revenues

Segment	$
Analysis	Millions	%
Process Equipment	53.2	57%
Metrology	40.7	43%
Total	$93.9	100%

Market Analysis	%
Data Storage	43%
Semiconductor	12%
HB-LED/Wireless	16%
Scientific Research	29%
Total	100%

Regional Analysis	%
N. America	34%
Europe	20%
Japan	16%
APAC	30%
Total	100%

Bookings

Segment	$
Analysis	Millions	%
Process Equipment	83.5	66%
Metrology	43.2	34%
Total	$126.7	100%

Market Analysis	%
Data Storage	56%
Semiconductor	8%
HB-LED/Wireless	19%
Scientific Research	17%
Total	100%

Regional Analysis	%
N. America	29%
Europe	14%
Japan	9%
APAC	48%
Total	100%

Outlook

Regarding Veeco’s outlook for 2006, Mr. Braun commented, “We continue to anticipate that 2006 will be a strong year for Veeco both in revenue and earnings growth. Veeco continues to forecast that 2006 revenues will be between $440 and $450 million with growth across all our end markets – including double digit growth in data storage and HB-LED/wireless, and single-digit growth in semiconductor and scientific research. This growth is supported by significant new product introductions expected from both our Process Equipment and Metrology segments.”

Veeco currently expects second quarter 2006 revenue to be between $105-110 million. Veeco’s earnings per share is currently forecasted to be between $0.02-$0.08 on a GAAP basis, and earnings per share are currently forecasted to be between $0.12-$0.16, excluding amortization of $4.0 million and using a 35% tax rate. Stock option expense is included in both of these forecasted amounts as required by SFAS 123R. Veeco’s bookings for the second quarter of 2006 are currently expected to be between $125 and $130 million.

Veeco will host an investor conference call today, Tuesday, April 25, 2006 at 5:00 pm Eastern Time at 888-569-5033 (toll free) or 719-457-2653. The call will also be webcast live on the Veeco website http://www.veeco.com. A replay of the call will be available beginning at 8:00 pm ET tonight through midnight on May 2nd at 888-203-1112 or 719-457-0820, using passcode 7704124, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the challenges of volatility in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2006	2005

Net sales	$93,918	$93,850
Cost of sales	52,149	56,318
Gross profit	41,769	37,532

Costs and expenses:
Selling, general and administrative expense	21,330	20,171
Research and development expense	14,586	14,824
Amortization expense	4,015	4,490
Other expense (income), net	199	(98)

Operating income (loss)	1,639	(1,855)

Interest expense, net	1,378	2,146
Gain on extinguishment of debt	(330)	—

Income (loss) before income taxes	591	(4,001)

Income tax provision	833	701
Net loss	$(242)	$(4,702)

Loss per common share:

Net loss per common share	$(0.01)	$(0.16)

Weighted average shares outstanding	30,081	29,855

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2006		2005

Operating income (loss)	$1,639		$(1,855)

Adjustments:

Amortization expense	4,015		4,490

Earnings before interest, income taxes and amortization, excluding certain items (“EBITA”)	5,654		2,635

Interest expense, net	1,378		2,146

Gain on extinguishment of debt	(330	)(1)	—

Adjustment to exclude gain on extinguishment of debt	330		—

Earnings excluding certain items before income taxes	4,276		489

Income tax provision at 35%	1,497		171

Earnings excluding certain items	$2,779		$318

Earnings excluding certain items per diluted share	$0.09		$0.01

Diluted weighted average shares outstanding	30,655		30,052

(1) During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes. As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.6 million, offset by a $0.3 million proportionate reduction in the related deferred financing costs for a net gain of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$113,539	$124,499
Accounts receivable, net	78,680	89,230
Inventories, net	92,069	88,904
Prepaid expenses and other current assets	10,929	9,640
Deferred income taxes	3,057	2,870
Total current assets	298,274	315,143

Property, plant and equipment, net	69,784	69,806
Goodwill	99,622	99,622
Other assets, net	79,290	83,289
Total assets	$546,970	$567,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,078	$31,289
Accrued expenses	45,637	51,169
Deferred profit	305	537
Income taxes payable	1,411	2,123
Current portion of long-term debt	381	375

Total current liabilities	81,812	85,493

Deferred income taxes	1,349	1,048
Long-term debt	209,107	229,205
Other non-current liabilities	3,357	3,527
Total non-current liabilities	213,813	233,780

Shareholders’ equity	251,345	248,587
Total liabilities and shareholders’ equity	$546,970	$567,860